Exhibit 99.1
Jammin Java Corp. Announces Appointment of Additional Directors

LOS ANGELES, February 1, 2011 / / -- Jammin Java Corp. (OTC Bulletin Board:JAMN.ob - News) announced today the appointment of Paola Dooly to its Board of Directors.  Ms. Dooly will serve as the company’s Director of Sales.  She will be a key executive working closely with the company’s current management to focus on increasing revenues through sales.

Ms. Dooly has over 15 years of sales and marketing experience specifically targeting new brand building on a national level.  After joining Tazo Tea in its infancy, she was a key player in driving sales and brand growth over a period of six years.  During this time, she personally managed over 48% of the company’s sales until its acquisition by Starbucks Coffee Company.  Her second successful brand launch was Mighty Leaf Tea Company, where she was solely responsible for building sales from zero to $2.7 million in less than 2 years.  After almost five years at Mighty Leaf Tea, she was hired by Kicking Horse Coffee, the largest Canadian organic coffee company, to introduce their brand and build sales into the US coffee market.  Paola has a bachelor’s degree from Bishop’s University in Quebec, Canada, and studied business and economics at the University of California, Berkeley.

“We are extremely happy to bring on board someone with Paola’s credentials,” said Rohan Marley, Chairman of Jammin Java Corp.  “In the short time she’s been here, she’s already proven to be an invaluable asset to the company.  Launching new brands, creating brand buzz and building awareness, along with rapid and sustainable sales, are not only her specialty but also what she is avidly passionate about.  We are confident she will help us to build awareness and sales of the Jammin Java brand as we move ahead.”

About Jammin Java Corp.
Jammin Java Corp. is a US-based company providing premium roasted coffee on a wholesale level to the service, hospitality, office coffee service and big box store industry. Jammin Java is a fully reporting company quoted on the OTCBB under the symbol JAMN. For more information, please visit the company's website at www.jamminjavacoffee.com or to purchase the coffee go to www.MarleyCoffee.com.

“Safe Harbor” Statement
 Under The Private Securities Litigation Reform Act of 1995: The statements in the press release that relate to the company’s expectations with regard to the future impact on the company’s results from new products in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by Jammin Java Corp. (the “Company”), as well as those contained herein, that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements.

Contact:

Jammin Java Corp.
info@jamminjavacoffee.com
323-556-0746

The Investor Relations Group
Mike Graff
11 Stone St. 3rd Floor
New York, NY
mgraff@investorrelationsgroup.com
212-825-3210